UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                                    SEC FILE NUMBER #333-21949
                                                    CUSIP NUMBER
                                                            #786450AC0 Series B
                                                            #786450AF3 Series D

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Report Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

             (Exact name of registrant: as specified in its charter)
                              Safelite Glass Corp.

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               1105 Schrock Road
                              Columbus, Ohio 43229
                                 (614) 842-3000

            (Title of each class of securities covered by this Form)
               9-7/8 Series B Senior Subordinated Notes Due 2006
               9-7/8 Series D Senior Subordinated Notes Due 2006

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                      None

     Please place an X in the box to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     [ ] Rule 12g-4(a)(1)(i)             [ ] Rule 12h-3(b)(1)(ii)
     [ ] Rule 12g-4(a)(1)(ii)            [ ] Rule 12h-3(b)(2)(i)
     [ ] Rule 12g-4(a)(2)(i)             [ ] Rule 12h-3(b)(2)(ii)
     [ ] Rule 12g-4(a)(2)(ii)            [X] Rule 15d-6
     [ ] Rule 12h-3(b)(1)(i)

     Approximate number of holders of record as of the certification or notice date: 50

     Pursuant to the requirements of the Securities Exchange Act of 1934, Safelite Glass Corp. has caused this certification/notice to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    7/14/00           By:   /s/ Poe A. Timmons
         -------                 -----------------------------------
                                 Name:  Poe A. Timmons
                                 Title: Vice President - Finance